EXHIBIT 3.8
                       Certificate Amendment to Articles


(Description: In upper right-hand corner of the certificate:
                 Stamp of the office of the Secretary of State of the State of California, number A455790, "FILED"; "DEC 27, 1994"; Signature:
                 "Tony Miller"; Acting Secretary of State; Ref: 743922.)


                            CERTIFICATE OF AMENDMENT

                                       OF
                            ARTICLES OF INCORPORATION

Richard A. Sullivan and Catherine Curtis certify that:

1. They are the president and secretary, respectively, of Alton Group, Inc., a California corporation.

2. Article ONE of the articles of incorporation of this corporation is amended to read as follows:

                         The name of this corporation is:

                             SOURCE SCIENTIFIC, INC.

3. The foregoing amendment of articles of incorporation has been duly approved by the board of directors.

4. The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 9,870,688. At a meeting of Shareholders held on December 14, 1994, 6,001,466 shares voted in favor on the amendment. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

December 23, 1994

                                        /s/RICHARD A. SULLIVAN
                                        ------------------------------
                                        Richard A. Sullivan, President



                                        /s/CATHERINE CURTIS
                                        ------------------------------
                                        Catherine Curtis, Secretary